Exhibit 99.1

LIFETIME BRANDS ANNOUNCES FIRST QUARTER 2007 RESULTS

Business Tracking to Forecast

GARDEN CITY, NY, May 8, 2007 – Lifetime Brands, Inc. (Nasdaq: LCUT), a leading designer, developer and marketer of nationally branded consumer products for the home, today announced results for the three months ended March 31, 2007.

For the first quarter of 2007, Lifetime’s net sales totaled $103.8 million, as compared to net sales of $74.4 million for the same period in 2006. The Company reported a net loss of $1.3 million, or $0.10 per diluted share, as compared to net income of $0.9 million, or $0.07 per diluted share, for the first quarter of 2006. The Company’s first quarter 2007 results include the results of the Syratech business acquired in April 2006. Syratech’s sales are heavily weighted to the second half of the year, resulting in a negative quarter-to-quarter comparison for this year’s first quarter.

Jeffrey Siegel, Chairman, President and Chief Executive Officer, commented, “Lifetime performed on plan in the first quarter, achieving a healthy 39.5% increase in net sales, including $24.4 million in sales from Syratech. Our wholesale business, which accounted for 86% of net revenues, grew by 54.5%. Excluding net sales from Syratech, the wholesale business achieved organic growth of 12.1%, driven by sales increases in our leading brands, Farberware® and KitchenAid®, particularly in kitchenware and cutlery.”

“The growth in our wholesale business more than offset lower sales in our Direct to Consumer (“DTC”) business, which resulted from a series of strategic actions focused on improving the division’s gross margins. Management of the DTC business is implementing its turnaround plan, and we expect further improvements in the second half of the year.”

“We continue to be very excited about Lifetime’s growth prospects and believe we are on track to expand and thrive in 2007. Reception of our new products at the International Home & Housewares Show in March was every bit as strong as we had hoped. In total, we showed almost 1,000 new products, including a full line of Pedrini® branded products with innovative designs featuring new technologies and materials.”

“Our introduction of two private label programs, a line of kitchen tools and gadgets for the Martha Stewart Collection at Macy’s, and a line of Food Network-branded kitchen tools, gadgets and cutlery for Kohl’s, is proceeding on schedule, with roll-outs planned for the third quarter. We are also increasing Lifetime’s presence at strong regional chains. In addition, we have made progress in a number of important projects to improve our business and warehouse systems, including the successful implementation of Syratech’s SAP platform as the standard business system for our entire company.”

“To help us expand our presence in pantryware, we completed the acquisition of the Pomerantz® and Design for Living® brands in April, and we are moving forward with our investment in Ekco, S.A.B., which we expect to close by mid-year, subject to regulatory approval. For all these reasons and more, we are very optimistic about the opportunities that await Lifetime Brands.”

Lifetime has scheduled a conference call Tuesday, May 8, at 11:00 a.m. Eastern time to discuss first-quarter 2007 results and additional matters. The dial-in number for the call is (706) 634-1218. A replay of the call will also be available through Tuesday May 15, 2007 and can be accessed by dialing (706) 645-9291, conference ID #6381550. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Lifetime Brands is a leading designer, developer and marketer of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home décor, picture frames and bath accessories. The Company markets its products under some of the country’s best-known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Hoffritz®, International Silver®, Joseph Abboud®, Kamenstein®, Melannco®, Nautica®, Pedrini®, Rochard®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, and :USE®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS:
Christian G. Kasper	Harriet Fried
Senior Vice President	Lippert/Heilshorn & Associates, Inc.
(617) 568-8148	(212) 838-3777
chris.kasper@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.
INCOME STATEMENT
(in 000‘s, except per share data)

	Three Months Ended March 31, (Unaudited)
	2007	2006	% Increase (Decrease)
Net Sales	$103,787	$74,421	39.5%
Cost of Sales	61,097	41,870	45.9%
Distribution Expenses	13,311	10,271	29.6%
SG&A	29,931	20,528	45.8%

Income (Loss) from Operations	(552)	1,752	(131.5%)

Interest Expense	1,535	306	401.6%
Other (Income)	-	(1)

Income (Loss) Before Taxes	(2,087)	1,447	(244.2%)

Tax Provision (Benefit)	(804)	551	(245.9%)

Net Income (Loss)	($1,283)	$896	(243.2%)

Diluted Earnings (Loss)Per Share from Net Income (Loss)	($0.10)	$ 0.07

Weighted Average Shares	13,289	13,159

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands — unaudited)

	March 31, 2007	March 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,065	$77
Accounts receivable, net	51,217	32,170
Merchandise inventories	154,496	91,352
Prepaid expenses and other current assets	16,154	12,910
Building held for sale	5,073	-

TOTAL CURRENT ASSETS	228,005	136,509

PROPERTY AND EQUIPMENT, net	42,862	23,805
INTANGIBLES, net	64,205	40,188
OTHER ASSETS	4,903	2,666

TOTAL ASSETS	$339,975	$203,168

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$42,800	$14,500
Accounts payable and trade acceptances	12,189	8,786
Other current liabilities	32,770	26,555

TOTAL CURRENT LIABILITIES	87,759	49,841

DEFERRED RENT & OTHER LONG TERM LIABILITIES	5,584	2,224
DEFERRED INCOME TAX LIABILITIES	6,517	5,145
LONG TERM DEBT	5,000	5,000
CONVERTIBLE NOTES	75,000	-
STOCKHOLDERS' EQUITY	160,115	140,958

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$339,975	$203,168

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